Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 26, 2005, accompanying the consolidated financial statements, schedules and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Energy Conversion Devices, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Energy Conversion Devices, Inc. on Forms S-3 (File No. 333-122961, effective February 23, 2005 and File No. 333-121167, effective December 10, 2004).


/s/ Grant Thornton LLP


Southfield, Michigan
August 26, 2005












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